Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-157790

Issuer Free Writing Prospectus, dated July 23, 2009

$1,950,000,000

Senior Notes Offering

Summary of Final Terms

Dated July 23, 2009

	3.500% Senior Notes due 2015	4.875% Senior Notes due 2020	5.875% Senior Notes due 2040
Issuer	The Boeing Company	The Boeing Company	The Boeing Company

Rating (S&P, Moodys, Fitch) ¹	A+ / A2 / A+ (credit watch negative / stable / negative )	A+ / A2 / A+ (credit watch negative / stable / negative)	A+ / A2 / A+ (credit watch negative / stable / negative)

Principal Amount	$750,000,000	$750,000,000	$450,000,000

Trade Date	07/23/2009	07/23/2009	07/23/2009

Settlement Date (T+3)	07/28/2009	07/28/2009	07/28/2009

Maturity Date	2/15/2015	2/15/2020	2/15/2040

Treasury Benchmark	2.625% due 6/30/2014	3.125% due 5/15/2019	3.500% due 2/15/2039

Treasury Price / Yield	100-8 1/4 / 2.569%	95-09 / 3.703%	82-14 / 4.592%

Spread to Treasury	110 bps	130 bps	145 bps

Reoffer Yield	3.669%	5.003%	6.042%

Coupon (Interest Rate)	3.500%	4.875%	5.875%

Price to Public ²	99.157%	98.958%	97.680%

Gross Fee Spread	0.350%	0.450%	0.875%

Coupon Dates	02/15, 08/15	02/15, 08/15	02/15, 08/15

1st Coupon Payment	02/15/2010	02/15/2010	02/15/2010

Call Provision	MWC @ T + 25 bps	MWC @ T + 25 bps	MWC @ T + 25 bps

CUSIP / ISIN	097023 AY1 / US097023AY17	097023 AZ8 / US097023AZ81	097023 BA2 / US097023BA22

Notes:

1	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
2	Plus accrued interest, if any, from July 28, 2009

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free at 1-800-294-1322, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611 or Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649.